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                      SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

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                                AMENDMENT NO. 1
                                ---------------
                                   FORM 8-A

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12(B) OR 12(G) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


                              ALPHARMA INC.

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            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                DELAWARE                                     22-2095212
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(STATE OF INCORPORATION OR ORGANIZATION)                  (I.R.S EMPLOYER
                                                          IDENTIFICATION NO.)


ONE EXECUTIVE DRIVE, P.O. BOX 1399, FORT LEE, NEW JERSEY        07024
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(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                      (zip code)



If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A(c)(1) please check the following box. [_]

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A(c)(2) please check the following box. [_]

SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT:


TITLE OF EACH CLASS                           NAME OF EACH EXCHANGE ON WHICH
TO BE SO REGISTERED                           EACH CLASS IS TO BE REGISTERED
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Warrants to purchase Class A Common Stock     New York Stock Exchange
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SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT:


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                               (TITLE OF CLASS)


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                               (TITLE OF CLASS)
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                INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.
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WARRANTS

          General. Warrants to purchase 3,600,000 shares of the Registrant's Class A Stock (the "Warrants") have been issued in registered form pursuant to the terms of a warrant agreement (the "Warrant Agreement") dated October 3, 1994 between the Registrant and The First National Bank of Boston, as the warrant agent (the "Warrant Agent"), a copy of which is filed as an exhibit to the Annual Report on Form 10-K incorporated herein by reference. The statements herein relating to the Warrants and the Warrant Agreement are summaries and are subject to the detailed provisions of the Warrant Agreement, to which reference is hereby made for a complete statement of those provisions. Whenever particular provisions of the Warrant Agreement or terms defined therein are referred to herein, those provisions or definitions are incorporated by reference as part of the statements made, and the statements are qualified in their entirety by that reference.

          The Warrants represent securities issued by the Registrant in the Registrant's acquisition of the pharmaceutical, animal health, aquatic animal health and bulk antibiotic businesses of A.L. Industrier AS, a Norwegian corporation ("A.L. Industrier") on October 3, 1994 (the "Combination Transaction"). In the Combination Transaction, the Registrant issued warrants to purchase an aggregate of 3,600,000 shares of Class A Stock (representing approximately 16.6% of the total Common Stock outstanding as of May 31, 1995, assuming all warrants had been exercised at such date) pursuant to the Warrant Agreement. All of the warrants issued pursuant to the Warrant Agreement have identical terms, except that the 1,894,755 warrants held by Einar W. Sissener and A/S Swekk (the "Sissener Parties") (the "Sissener Warrants") are not exercisable or transferable (except for certain permitted transfers) until October 3, 1997.

          Exercise of Warrants. Each Warrant entitles the registered holder thereof to purchase one share of Class A Stock an initial exercise price of $21.945 per share (the "Exercise Price"), subject to certain antidilution adjustments. The Exercise Price is payable in cash only. The Warrants are exercisable, at the holder's option, as a whole or from time to time in part at any time, beginning after the date that the registration statement on Form S-3 becomes effective and ending at 5:00 p.m., New York City time, on January 3, 1999 (the "Expiration Date") in accordance with the terms of the Warrants and the Warrant Agreement. The Registrant may at its option extend the Expiration Date of the Warrants for such period as it may determine. However, so long as the Sissener Parties own the Sissener Warrants, any such change in the terms of the Warrants is subject to certain restrictions on transactions with interested parties pursuant to the General Corporation Law of the State of Delaware. Notice of such change in the Expiration Date will be given to the Warrant Agent and the holders of the Warrants. The Registrant will not be required to issue any fractional shares of Class A Stock or, under certain circumstances, any fractional Warrants. Holders of Warrants will receive cash in lieu of any such fractional shares or Warrants.

          Certain Adjustments. No adjustment in the Exercise Price or the number of Warrant Shares purchasable upon exercise of the Warrants will be made for any cash dividends or distributions payable out of consolidated earnings or earned surplus. The Exercise Price and the number of Warrant Shares purchasable upon exercise of each Warrant are subject to adjustment upon (1) the payment of a dividend by the Registrant on its shares of Class A Stock in shares of Class A Stock or Class B Stock, (2) any subdivision, combination, or reclassification of the Class A Stock, (3) any distribution by the Registrant generally to the holders of the Class A Stock of certain rights, options, or warrants to subscribe for or purchase shares of Class A Stock at a price per share lower than the then current market price per share, or (4) any distribution by the
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Registrant generally to the holders of the Class A Stock of evidences of indebtedness or assets (excluding certain cash dividends or distributions), or other rights, options, warrants or convertible or exchangeable securities containing the right to subscribe for or purchase Class A Stock. No adjustment in the Exercise Price or the number of Warrant Shares purchasable upon exercise of the Warrants will be required until cumulative adjustments would require a change of at least 1% in the number of Warrant Shares purchasable upon exercise of the Warrants. In lieu of adjusting the number of shares of Class A Stock issuable upon exercise of each Warrant, the Registrant may elect to adjust the number of outstanding Warrants.

          Notwithstanding the foregoing, in case of a consolidation, merger, sale or conveyance of the property of the Registrant as an entirety or substantially as an entirety, the holder of each outstanding Warrant shall continue to have the right to exercise the Warrant for the kind and amount of shares and other securities and property receivable by a holder of the number of shares of Class A Stock for which such Warrants were exercisable immediately prior thereto.

          Transferability. Any Warrant may be transferred, split up, combined or exchanged for another Warrant or Warrants entitling the registered holder thereof to purchase a like number of shares of Class A Stock as the Warrant certificate or certificates surrendered. Certificates may be exchanged for other certificates in different denominations representing Warrants to purchase the same aggregate number of shares at any time.

          No Rights as Holder of Class A Stock. No holder of Warrants shall be entitled to vote or consent or receive dividends or be deemed for any other purpose the holder of Class A Stock or of any other securities of the Registrant that may at any time be issuable upon the exercise of the Warrants until the Warrants are properly exercised as provided in the Warrant Agreement.

          Certain Registration Rights. The Warrants were issued pursuant to exemptions from the registration requirements of the Securities Act, in reliance on Regulation S promulgated under, and Section 4(2) of, the Securities Act. Pursuant to the Warrant Agreement, the Registrant is obligated to file with the Commission and use its best efforts to cause the Registration Statement to become effective by October 3, 1995. The Registrant is also obligated to use its best efforts to keep the Registration Statement continuously effective from the date on which it is declared effective by the Commission through the tenth business day following the Expiration Date or in the case of any affiliate of the Registrant, until the earlier of (x) such time as may be necessary to permit sale of such affiliate's Warrant Shares or (y) the second anniversary of the Expiration Date. Pursuant to the Warrant Agreement, the Registrant is obligated to take all action necessary to list the Warrants and the Warrant Shares for trading or quotation on the New York Stock Exchange or, if such listing is in the opinion of the Registrant impracticable, on another national securities exchange or an over-the-counter quotation system as the Registrant's Board of Directors deems appropriate to facilitate the trading of the Warrants and the Warrant Shares.

ITEM 2.  EXHIBITS.
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No.  Description
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1.  Amended and Restated Certificate of Incorporation of ALPHARMA INC., dated
    September 15, 1995 and filed with the Secretary of State of Delaware on September 15, 1995 (Incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form S-3 (File No. 33-60491) filed September 21, 1995.

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2.  Amended and Restated Bylaws of A.L. Pharma Inc., (predecessor name of the
    Registrant) effective as of October 3, 1994 (Incorporated by reference to
    Exhibit 3.2 to the Registrant's Annual Report on Form 10-K (File No. 1-8593) for the fiscal year ended December 31, 1994).(1)

3. Warrant Agreement (the "Warrant Agreement") dated October 3, 1994 between the Registrant and the First National Bank of Boston, as Warrant Agent. (Incorporated by reference to Exhibit 4.2 of the Registrant's Annual Report on Form 10-K (File No. 1-8593) for the fiscal year ended December 31,
    1994).(1)

4. Form of Warrant Certificate (included as Exhibit A to the Warrant Agreement).(1)


______________________

(1) Incorporated by reference to this exhibit number and filed with the Registrant's Registration Statement on Form S-3 (File No. 33-60491) filed September 21, 1995.

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                                   SIGNATURE

          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                 ALPHARMA INC.


                         By:   /s/ Jeffrey E. Smith
                             -------------------------------
                         Name:   Jeffrey E. Smith
                         Title:  Vice President, Finance and
                                 Chief Financial Officer


Date:  October 3, 1995

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